Exhibit 99.1

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SELECTED QUARTERLY FINANCIAL DATA

(Amounts in thousands, except per share data)

(Unaudited)

	2006 Quarters				2005 Quarters
	First	Second	Third	Fourth	First	Second	Third	Fourth
Summary of Operations:
Interest income	$90,190	$105,928	$111,600	$125,949	$67,844	$74,073	$80,687	$86,656
Interest expense	37,615	46,985	53,404	61,555	20,939	24,986	29,328	34,160
Net interest income	52,575	58,943	58,196	64,394	46,905	49,087	51,359	52,496
Provision for loan and lease losses	1,243	1,920	1,130	1,100	1,544	1,991	2,440	1,640
Securities (losses) gains	(734)	(516)	—	—	72	—	—	—
Noninterest income	18,681	18,379	18,736	19,660	15,911	17,397	17,251	17,533
Noninterest expense	42,039	45,377	45,288	48,863	37,831	39,861	40,236	41,193
Net income from continuing operations	17,798	19,287	20,068	22,381	15,499	16,209	17,026	17,817
Income (loss) from discontinued operations (net of tax)	75	30	45	132	(19)	(14)	57	98
Net income	17,873	19,317	20,113	22,513	15,480	16,195	17,083	17,915
Dividends on common stock	6,432	6,989	6,994	7,712	5,742	5,744	5,772	5,780

Per Common Share Data:
Book Value	$33.95	$36.86	$37.86	$41.51	$31.32	$32.26	$32.89	$33.40
Tangible book value	24.82	24.48	25.56	25.41	22.20	23.20	23.65	24.20
Income from continuing operations (diluted)	1.02	1.02	1.06	1.07	0.89	0.93	0.98	1.02
Income from discontinued operations (diluted)	—	—	—	—	—	—	—	—
Net income (diluted)	1.02	1.02	1.06	1.07	0.89	0.93	0.98	1.02
Dividends declared	0.375	0.375	0.375	0.375	0.3375	0.3375	0.3375	0.3375

Balance Sheet Highlights
At Period-End:
Total assets	$6,085,546	$6,794,456	$6,870,818	$7,671,274	$5,471,370	$5,686,127	$5,887,078	$5,931,673
Securities (1)	1,137,864	1,172,586	1,207,919	1,265,774	1,195,422	1,171,281	1,148,333	1,136,487
Loans held for sale	21,126	17,517	24,184	27,652	30,359	32,247	33,128	14,940
Loans and leases, net of unearned income	4,247,199	4,812,387	4,874,244	5,456,136	3,639,617	3,848,687	4,059,919	4,144,095
Allowance for loan and lease losses	53,848	60,739	61,354	68,246	47,826	49,637	51,679	52,815
Deposits	4,414,826	4,855,970	4,790,982	5,567,603	4,075,536	4,184,167	4,269,593	4,343,264
Short-term debt	30,800	87,800	229,635	161,830	47,500	83,225	78,000	34,700
Long-term debt	378,431	445,576	378,569	402,399	330,600	311,512	311,425	369,246
Stockholders' equity	582,363	687,091	706,113	853,623	532,835	549,297	562,448	571,879

(1)	Does not include trading securities.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Alabama National BanCorporation:

We have completed integrated audits of Alabama National BanCorporation’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Alabama National BanCorporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in “Management’s Report on Internal Control Over Financial Reporting” which appears under Item 9A of the Company’s Annual Report on Form 10-K (not included herein), that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting (not included herein), management has excluded The Peachtree Bank from its assessment of internal control over financial reporting as of December 31, 2006 because it was acquired by the Company in a purchase business combination on October 1, 2006. We have also excluded The Peachtree Bank from our audit of internal control over financial reporting. The Peachtree Bank represented approximately 7.5%, 8.5% and 9.4% of Alabama National’s consolidated total assets, loans and leases (net of unearned income), and deposits, respectively, as of December 31, 2006, and approximately 3.8% of Alabama National’s consolidated net income for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

March 1, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 23, as to which the date is November 27, 2007

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Financial Condition

(in thousands, except share data)

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$200,153	$188,768
Interest-bearing deposits in other banks	16,350	19,428
Federal funds sold and securities purchased under agreements to resell	89,865	70,472
Trading securities, at fair value	532	402
Investment securities (fair value $705,460 and $576,424 for 2006 and 2005, respectively)	716,406	591,153
Securities available for sale, at fair value	549,368	545,334
Loans held for sale	27,652	14,940
Loans and leases	5,461,400	4,147,739
Unearned income	(5,264)	(3,644)

Loans and leases, net of unearned income	5,456,136	4,144,095
Allowance for loan and lease losses	(68,246)	(52,815)

Net loans and leases	5,387,890	4,091,280
Property, equipment and leasehold improvements, net	155,001	113,949
Assets to be disposed of	3,549	4,175
Goodwill	311,583	145,378
Other intangible assets, net	16,583	8,923
Cash surrender value of life insurance	104,992	74,593
Receivables from investment division customers	1,114	7,166
Other assets	90,236	55,712

Total assets	$7,671,274	$5,931,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest bearing	$849,127	$729,045
Interest bearing	4,718,476	3,614,219

Total deposits	5,567,603	4,343,264
Federal funds purchased and securities sold under agreements to repurchase	627,297	545,337
Liabilities to be disposed of	1,019	1,027
Accrued expenses and other liabilities	56,057	60,334
Payables for securities purchased for investment division customers	1,446	5,886
Short-term borrowings	161,830	34,700
Long-term debt	402,399	369,246

Total liabilities	6,817,651	5,359,794
Commitments and contingencies (see Notes 10 and 11)
Stockholders' equity:
Common stock, $1 par; 50,000,000 shares authorized; 20,562,467 and 17,124,316 shares issued at December 31, 2006 and 2005, respectively	20,562	17,124
Additional paid-in capital	573,756	347,434
Retained earnings	266,668	216,144
Accumulated other comprehensive loss, net of tax	(7,363)	(8,823)

Total stockholders' equity	853,623	571,879

Total liabilities and stockholders' equity	$7,671,274	$5,931,673

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Income

(in thousands, except share data)

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Interest income:
Interest and fees on loans	$376,680	$258,033	$184,464
Interest on securities	52,715	48,149	43,611
Interest on deposits in other banks	723	274	65
Interest on trading securities	50	21	55
Interest on federal funds sold	3,499	2,783	991

Total interest income	433,667	309,260	229,186

Interest expense:
Interest on deposits	144,025	77,487	46,348
Interest on federal funds purchased	29,856	15,515	5,345
Interest on short-term borrowings	5,737	2,614	1,027
Interest on long-term borrowings	19,941	13,797	13,214

Total interest expense	199,559	109,413	65,934

Net interest income	234,108	199,847	163,252
Provision for loan and lease losses	5,393	7,615	4,949

Net interest income after provision for loan and lease losses	228,715	192,232	158,303

Noninterest income:
Service charges on deposit accounts	15,896	16,335	17,126
Investment services income	4,291	4,210	11,652
Wealth management income	21,902	19,220	16,863
Gain on sale of mortgages	10,990	12,522	11,566
Commercial mortgage banking income	2,251	525	—
Bank owned life insurance	3,632	2,886	2,690
Securities (losses) gains	(1,250)	72	—
Other	16,494	12,394	9,175

Total noninterest income	74,206	68,164	69,072

Noninterest expense:
Salaries and employee benefits	93,999	82,808	72,451
Commission based compensation	17,961	15,458	17,500
Occupancy and equipment expense, net	20,311	17,422	15,333
Amortization of intangibles	4,735	3,054	2,829
Legal and professional fees	4,456	5,249	5,182
Other	40,105	35,130	31,385

Total noninterest expense	181,567	159,121	144,680

Income before provision for income taxes from continuing operations	121,354	101,275	82,695
Provision for income taxes	41,820	34,724	28,093

Net income from continuing operations	79,534	66,551	54,602

Pre-tax income from discontinued operations	457	200	71
Provision for income taxes on discontinued operations	175	78	29

Income from discontinued operations	282	122	42

Net income	$79,816	$66,673	$54,644

Weighted average common shares outstanding:
Basic	18,942	17,216	15,848

Diluted	19,147	17,445	16,100

Earnings per common share from continuing operations:
Basic	$4.20	$3.87	$3.45

Diluted	$4.15	$3.81	$3.39

Earnings per common share from discontinued operations:
Basic	$.01	$—	$—

Diluted	$.02	$.01	$—

Earnings per common share:
Basic	$4.21	$3.87	$3.45

Diluted	$4.17	$3.82	$3.39

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands)

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net income	$79,816	$66,673	$54,644
Other comprehensive income:
Unrealized gains (losses) on securities available for sale arising during the period	2,156	(12,114)	(1,767)
Less: Reclassification adjustment for net (losses) gains included in net income	(1,250)	72	—

Other comprehensive income (expense), before taxes	3,406	(12,186)	(1,767)
Provision for (benefit of) income taxes related to items of other comprehensive income (expense)	1,212	(4,325)	(624)

Other comprehensive income (loss)	2,194	(7,861)	(1,143)

Comprehensive income	$82,010	$58,812	$53,501

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share data)

Years Ended December 31, 2006, 2005 and 2004

	Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss) Net of Taxes	Total Equity
Balance, December 31, 2003	12,838,844	$12,839	$126,370	$140,028	$181	$279,418
Net income				54,644		54,644
Common stock dividends declared ($1.25 per share)				(20,235)		(20,235)
Issuance of stock in purchase business combinations	3,016,073	3,016	160,392			163,408
Issuance of stock in underwritten public offering, net	977,500	978	48,695			49,673
Exercise of stock options and issuance of shares related to deferred compensation plans	166,501	166	2,788	(938)		2,016
Stock based compensation			1,916	(154)		1,762
Change in unrealized gains (losses) on available for sale securities, net of taxes					(1,143)	(1,143)

Balance, December 31, 2004	16,998,918	16,999	340,161	173,345	(962)	529,543
Net income				66,673		66,673
Common stock dividends declared ($1.35 per share)				(23,038)		(23,038)
Issuance of stock in purchase business combinations	64,839	65	4,168			4,233
Exercise of stock options and issuance of shares related to deferred compensation plans	60,559	60	716	(645)		131
Stock based compensation			2,389	(191)		2,198
Change in unrealized gains (losses) on available for sale securities, net of taxes					(7,861)	(7,861)

Balance, December 31, 2005	17,124,316	17,124	347,434	216,144	(8,823)	571,879
Net income				79,816		79,816
Common stock dividends declared ($1.50 per share)				(28,126)		(28,126)
Issuance of stock in purchase business combinations	3,358,463	3,358	221,846			225,204
Exercise of stock options and issuance of shares related to deferred compensation plans	79,688	80	357	(955)		(518)
Stock based compensation			1,638	(211)		1,427
Excess tax deduction on share-based payments			2,481			2,481
Change in unrealized gains (losses) on available for sale securities, net of taxes					2,194	2,194
Adjustment to initially apply FASB Statement No.158, net of tax					(734)	(734)

Balance, December 31, 2006	20,562,467	$20,562	$573,756	$266,668	$(7,363)	$853,623

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities
Net income	$79,816	$66,673	$54,644
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	5,393	7,615	4,949
Deferred tax provision	(5,135)	(6,027)	795
Depreciation and amortization	14,887	9,984	9,664
Gain on disposition and liquidation of assets and liabilities	(590)	(230)	(84)
Securities losses(gains)	1,250	(72)	—
(Gain) loss on disposal of other real estate	(13)	(645)	(101)
Write-down of other real estate owned	62	140	173
Income earned on bank owned life insurance	(3,632)	(2,886)	(2,690)
Stock based compensation	1,428	2,229	1,784
Net amortization of securities	(8)	303	152
Net (increase) decrease in trading securities	(130)	188	(481)
Change in loans held for sale	(12,712)	7,373	(5,898)
(Increase) decrease in other assets	(10,482)	(14,771)	18,739
(Decrease) increase in other liabilities	(21,445)	16,520	(14,346)
Other	(39)	(130)	134

Net cash provided by operating activities	48,650	86,264	67,434

Cash flows from investing activities
Purchases of investment securities	(216,986)	(121,777)	(449,219)
Proceeds from calls and maturities of investment securities	94,229	99,143	177,205
Purchases of securities available for sale	(37,079)	(119,162)	(589,839)
Proceeds from sales of securities available for sale	49,779	15,987	12,866
Proceeds from calls and maturities of securities available for sale	66,570	177,312	736,325
Net decrease (increase) in interest-bearing deposits in other banks	4,478	1,846	(11,255)
Net decrease (increase) in federal funds sold and securities purchased under agreements to resell	4,998	30,498	(82,860)
Net increase in loans	(465,483)	(651,774)	(386,078)
Purchases of property, equipment and leasehold improvements	(35,468)	(21,735)	(16,999)
Proceeds from sale of property and liquidation of assets	813	635	122
Proceeds from sale of other real estate owned	733	3,409	2,347
Cash paid for bank owned life insurance	(18,428)	(27)	(7,071)
Net cash acquired in business combinations	12,311	3,800	35,166

Net cash used in investing activities	(539,533)	(581,845)	(579,290)

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Consolidated Statements of Cash Flows, Continued

(in thousands)

Years Ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from financing activities
Net increase in deposits	317,471	408,541	529,198
Increase (decrease) in federal funds purchased and securities sold under agreements to repurchase	69,125	166,223	(21,127)
Net increase (decrease) in short-term borrowings	122,576	(17,017)	(20,150)
Proceeds from long-term debt	171,000	168,000	24,000
Repayments of long-term debt	(152,464)	(173,000)	—
Dividends on common stock	(28,126)	(23,038)	(20,235)
Excess tax benefits from share-based compensation	2,481	—	—
Proceeds from underwritten public offering, net	—	—	49,673
Other	(227)	101	2,438

Net cash provided by financing activities	501,836	529,810	543,797

Increase in cash and cash equivalents	10,953	34,229	31,941
Cash and cash equivalents, beginning of year	189,256	155,027	123,086

Cash and cash equivalents, end of year (1)	$200,209	$189,256	$155,027

Supplemental disclosures of cash flow information
Cash paid for interest	$192,949	$104,979	$64,988

Cash paid for income taxes	$56,677	$31,719	$22,847

Supplemental schedule of noncash investing activities:
Foreclosure of other real estate owned	$887	$1,996	$2,365

Transfer of property to other real estate owned	$—	$—	$886

Change in unrealized holding gains and losses on securities available for sale	$2,194	$(7,861)	$(1,143)

Assets acquired and liabilities assumed in merger transactions (Note 2)
Assets acquired in business combinations	$1,206,590	$4,991	$874,916

Liabilities assumed in business combinations	$953,012	$4,643	$748,401

Common stock issued in connection with business combinations	3,358	65	3,016

(1)	Cash and cash equivalents differs from the amount shown on the Consolidated Statements of Financial Condition due to the discontinued operations presentation of the Insurance Services Division.

The accompanying notes are an integral part of these consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

1.	Nature of Business and Summary of Significant Accounting Policies

Alabama National BanCorporation and Subsidiaries (the Company) provides a full range of banking and bank-related services to individual and corporate customers through its twelve subsidiary banks located in Alabama, Georgia, and Florida.

Basis of Presentation and Principles of Consolidation

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America and with general financial services industry practices. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the statement of condition dates and revenues and expenses for the periods shown. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan and lease losses, valuation of goodwill, other intangible assets and related impairment analyses, benefit plan obligations and expenses and income tax assets and liabilities.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and due from banks.

Securities

Investment securities are stated at amortized cost as a result of management’s ability and intent to hold the securities until maturity. Premiums and discounts are amortized/accreted using the effective interest method.

Securities available for sale are those securities intended to be held for an indefinite period of time. The Company may sell these securities as part of its asset/liability strategy in response to changes in interest rates, changes in prepayment risk, or similar factors. Securities available for sale are recorded at fair value. Unrealized holding gains and losses on securities classified as available for sale are carried as a separate component of stockholders’ equity, net of taxes.

Trading securities are securities held for sale and are stated at fair value. Bond purchases and sales are recorded on the trade date. Accounts receivable from and accounts payable to bond customers represent security transactions entered into for which the securities have not been delivered as of the statement of financial condition dates. Unrealized holding gains and losses on securities classified as trading are reported in earnings during the period in which they occur.

Gains and losses on the sale of securities are computed using the specific identification method.

Loans and Leases

Interest income with respect to loans is recognized when earned. Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, and unamortized deferred fees and costs. Loan origination fees and costs are deferred and recognized as adjustments to income over the life of the related loans. Unearned income is amortized to income using the interest method.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The Company provides equipment financing to its customers through a variety of lease arrangements. Leases are carried at the aggregate of lease payments to be received plus estimated residual value of the leased property, less unearned income.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral-dependent. When the fair value of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a specific reserve allocation which is a component of the allowance for loan and lease losses.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loans and leases are charged against the allowance for loan and lease losses when management believes the collection of principal is unlikely. The allowance is management’s estimate of probable inherent losses on existing loans and leases, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific loans and leases, and current economic conditions which may affect the borrower’s ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. When a loan is placed on nonaccrual status, all interest which is accrued on the loan is reversed and deducted from earnings as a reduction of reported interest. Payments received on such loans are applied first to principal until the recoverability of the obligation is assured. Any remaining payments are then allocated as additional reductions of principal and interest income.

Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is principally computed using the straight-line method over the estimated useful life of each type of asset. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases. Maintenance and repairs are expensed as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are credited or charged to income.

Other Real Estate

Other real estate, which primarily consists of property acquired by foreclosure, is initially recorded at the fair value less estimated selling costs. Other real estate is not depreciated. Subsequent to foreclosure, the assets are carried at the lower of carrying value or fair value less estimated cost to sell. Losses, representing the difference between the sales price and the carrying value of the property, are recorded on the date of the sale, while gains on sales financed by the Company are deferred until the initial and continuing investment by the borrower equals or exceeds specified levels. Gains on all other sales are recorded when realized. Other real estate at December 31, 2006 and 2005 totaled $790,000 and $623,000, respectively.

Other Intangible Assets

Other intangible assets relate to core deposits and customer lists. Other intangibles are amortized over a period based on the expected life of the intangible, generally five to ten years, using either the straight-line or accelerated methods of amortization.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Goodwill

Pursuant to Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill. The Company tests goodwill for impairment at least annually. There has been no impairment resulting from impairment tests.

Software Costs

Software costs, which primarily represent costs to acquire third party software packages, have a recorded cost of approximately $7,491,000 and $6,293,000 and related accumulated amortization of approximately $6,057,000 and $4,805,000, and are included in other assets at December 31, 2006 and 2005, respectively. Amortization expense related to capitalized software costs totaled approximately $671,000, $582,000 and $564,000 during 2006, 2005, and 2004, respectively.

Income Taxes

There are two components of income tax expense: current and deferred. Current income tax expense reflects cash to be paid for taxes for the applicable period. Deferred income taxes are recognized due to temporary differences between the financial reporting basis and the income tax basis of assets and liabilities. Recognition of deferred tax assets is based on management’s belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for the amount of the deferred tax items for which it is more likely than not that realization will not occur.

Stock-Based Employee Compensation

As required by SFAS No. 123(R), Share-Based Payment, the Company uses a fair value-based method of accounting for compensation costs. Compensation cost for stock-based employee compensation arrangements is measured at the grant date based on the value of the award and is recognized over the related service period. The Company had fully adopted and implemented the expense recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and has recorded compensation costs in accordance with these provisions for all periods presented herein. For additional information on share based payments see Note 13.

Advertising Costs

The Company expenses the costs of advertising when those costs are incurred.

Collateral Requirements

The Company requires collateral for certain transactions with retail and commercial customers. Specifically, margin loans made for the purpose of borrowing against marketable investment securities generally do not exceed 50% of the total market value of a customer’s marginable securities portfolio at the time of the transaction and no more than 70% at anytime thereafter. Repurchase agreements, limited to commercial customers and correspondent banks, generally do not exceed the market value of securities used to secure such transactions at the time of the transaction or thereafter. Federal funds sold are made to correspondent banks on an unsecured basis and generally do not exceed limits established for each bank resulting from evaluation of the bank’s financial position.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform with the 2006 presentation.

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) released FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, an

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FAS 158”). FAS 158 requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement benefit plans on their balance sheets starting with balance sheets as of December 31, 2006. The Company adopted the statement effective December 31, 2006. See Note 12 for more information regarding the Company’s adoption of FAS 158.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on quantifying financial statement misstatements. SAB 108 requires financial statement misstatements to be quantified in relation to both its impact on the current year income statement (the “rollover” approach) and the current year balance sheet (the “iron curtain” approach). If a misstatement is material under either approach (the “dual approach”) the financial statements must be adjusted for the misstatement.

In September 2006, the Emerging Issues Task Force issued EITF Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-04). EITF 06-04 establishes that for certain split-dollar life insurance arrangements, an employer should recognize a liability for future benefits in accordance with currently existing accounting pronouncements based on the substantive agreement with the employee. EITF 06-04 will be effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact of the adoption of EITF 06-04 and has not yet determined the impact EITF 06-04 will have on the Company’s consolidated financial statements upon adoption.

In September 2006, the Emerging Issues Task Force issued EITF Issue No. 06-05, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No 85-4 (“EITF 06-05”). EITF 06-05 clarifies the accounting for bank-owned life insurance (“BOLI”) and stipulates that policyholders should consider any additional amounts included in the contractual terms of the insurance policies other than cash surrender value in determining the amount that could be realized under the insurance contract in accordance with FASB Technical Bulletin No. 85-4. EITF 06-05 also establishes that policyholders should determine the amount that could be realized under the life insurance contracts assuming the surrender of an individual-life by individual-life policy. EITF 06-05 is effective for fiscal years beginning after December 31, 2006. The Company has evaluated the impact of the adoption of EITF 06-05 and determined that the adoption of EITF 06-05 will not have a material impact on the Company’s consolidated financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company will adopt this Interpretation in the first quarter of 2007. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company has commenced the process of evaluating the expected effect of FIN 48 on its consolidated financial statements and has preliminarily determined that adoption will not have a material impact on the Company’s consolidated financial statements.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

In March 2006, the FASB issued FASB Statement No.156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“FAS 156”). FAS 156 clarifies when to separately account for servicing rights, requires separately recognized servicing rights to be initially measured at fair value, and provides the option to subsequently account for those servicing rights (by class) at either fair value or under the amortization method previously required under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. For the Company this Statement is effective for calendar year 2007. The adoption of this standard will not have a material impact on the consolidated financial statements of the Company.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155). This Statement amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and resolves issues addressed in SFAS 133 Implementation Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.

SFAS 155 permits, but does not require, fair value accounting for any hybrid financial instrument that contains and embedded derivative that would otherwise require bifurcation in accordance with SFAS 133, and amends SFAS 140 to eliminate the problem on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. In addition, SFAS 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain and embedded derivative requiring bifurcation. This statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and makes clear that concentrations of credit risk in the form of subordination are not embedded derivatives.

SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The fair value election provided for in this guidance may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under SFAS 133 prior to adoption of this guidance. The changes required by SFAS 155 are not expected to have a material impact on the consolidated financial statements of the Company.

In January 2007, the FASB issued SFAS 133 Implementation Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets, which provides a narrow scope exception from the SFAS 155 requirement to evaluate interests in securitized financial assets for embedded derivatives that would require bifurcation. The bifurcation tests outlined in paragraph 13(b) of SFAS 133 will not be required for securitized interests containing only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets and that meet certain criteria. B40 is required to be applied upon adoption of SFAS 155.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred.

SFAS 159 is effective for fiscal years beginning after November 15, 2007. If a company elects to apply the provisions of the Statement to eligible items existing at that date, the effect of the remeasurement to fair value will be reported as a cumulative effect adjustment to the opening balance of retained earnings. Retrospective application will not be permitted. The Company is currently assessing whether it will elect to use the fair value option for any of its eligible items.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

On December 16, 2004, the FASB issued SFAS 123(R), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion 25, Accounting for Stock Issued to Employees, and amends SFAS 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on fair values. The Company adopted SFAS 123(R) on January 1, 2006. The Company previously used a fair value-based method of accounting for compensation costs and had fully adopted and implemented the expense recognition provisions of SFAS 123. Accordingly, the changes required by SFAS 123(R) did not have a material impact on the Company’s financial condition or results of operations. See Note 13 for more information regarding the Company’s adoption of SFAS 123(R) and the required disclosures.

2.	Business Combinations

During the last three years the Company has grown substantially through acquisitions. On April 3, 2006, the Company completed the acquisition of Florida Choice Bankshares, Inc. (“Florida Choice”). On October 1, 2006, the Company completed the acquisition of The PB Financial Services Corporation (“Peachtree”). On February 20, 2004, the Company completed the acquisition of Cypress Bankshares, Inc. (“Cypress”). On July 9, 2004, the Company completed the acquisition of Coquina Bank (“Coquina”). Coquina was merged with Cypress Bank on August 20, 2004 to form CypressCoquina Bank. In addition to the Coquina and Cypress acquisitions, the Company completed the acquisition of Indian River Banking Company (“Indian River”) on February 27, 2004.

The Company acquired all of the voting stock of the acquired bank in each acquisition. The Company’s results of operations include the operations of the acquired banks since the acquisition date. The table below summarizes the details of the bank acquisitions completed during the last three years.

	The PB Financial Services Corporation	Florida Choice Bankshares, Inc.	Coquina Bank	Indian River Banking Company	Cypress Bankshares, Inc.
Location	Duluth, GA	Mt. Dora, FL	Ormond Beach, FL	Vero Beach, FL	Palm Coast, FL
Merger closing date	10/1/2006	4/3/2006	7/9/2004	2/27/2004	2/20/2004
Shares of Alabama National common stock issued	1,878,069	1,480,394	543,571	2,017,053	455,449
Stock options assumed (as converted)	66,771	2,356	—	123,430	52,130
Additional cash consideration	$0.4 million	$18.3 million	$2.0 million	$5.1 million	$1.9 million
Total purchase price	$140.6 million	$113.0 million	$31.7 million	$111.6 million	$27.3 million

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The following table summarizes the fair values of the assets acquired and liabilities assumed of Peachtree, Florida Choice, Coquina, Indian River and Cypress at the date of acquisition (in thousands):

	Peachtree	Florida Choice	Coquina	Indian River	Cypress
Cash and interest bearing deposits in banks	$15,352	$16,989	$8,281	$26,178	$9,691
Securities	56,292	27,344	11,421	241,905	26,111
Federal funds sold and securities purchased under agreements to resell	18,273	6,118	233	384	959
Net loans	458,712	378,696	89,229	282,857	75,396
Other assets	31,132	19,514	6,267	10,299	7,636
Goodwill	100,056	66,149	21,893	72,446	17,688
Core deposit intangible	3,111	9,284	1,006	7,542	1,644

Total assets acquired	682,928	524,094	138,330	641,611	139,125

Deposits	526,109	380,759	102,829	444,697	104,250
Other liabilities	16,208	30,368	3,763	85,333	7,529

Total liabilities assumed	542,317	411,127	106,592	530,030	111,779

Net assets acquired	$140,611	$112,967	$31,738	$111,581	$27,346

The acquisitions of Peachtree, Florida Choice, Coquina, Indian River and Cypress resulted in the recognition of $103,167,000, $75,433,000, $22,899,000, $79,990,000 and $19,332,000 of intangible assets, respectively. The Company allocated $3,111,000, $9,284,000, $1,006,000, $7,542,000 and $1,644,000 of the total intangible to core deposits, respectively. This allocation was based on the Company’s valuation of the core deposits of the acquired banks. The principal factors considered by the Company when valuing the core deposit intangibles consist of the following: (1) the rate and maturity structure of the interest bearing liabilities, (2) estimated retention rates for each deposit liability category, (3) the current interest rate environment and (4) estimated noninterest income potential of the acquired relationship. The core deposit intangible created is being amortized on an accelerated basis not to exceed seven years. The remaining intangible created was allocated to goodwill.

The following table presents unaudited pro forma results of operations for the years ended December 31, 2006, 2005 and 2004. The 2004 results have been adjusted as if the Peachtree, Florida Choice, Coquina, Indian River and Cypress acquisitions had occurred on January 1, 2004. The 2006 and 2005 results have been adjusted as if the Peachtree and Florida Choice acquisitions had occurred on January 1 of each year. There is no adjustment needed for Coquina, Indian River and Cypress for 2006 and 2005 since these acquisitions occurred during 2004. Since no consideration is given to operational efficiencies and expanded products and services, the pro forma summary information does not necessarily reflect the results of operations as they would have been, if the acquisitions had occurred at the dates presented.

	2006	2005	2004
	(in thousands, except per share amount)
Total revenue*	$335,332	$303,224	$264,251
Net income	$86,646	$72,120	$60,401
Basic EPS	$4.18	$3.51	$3.04
Diluted EPS	$4.13	$3.46	$2.99

* Total revenue consists of net interest income and noninterest income

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

In addition to the banking mergers described above, during 2005 the Company purchased the outstanding minority interest in one of its bank subsidiaries. The total purchase price was $325,000. This transaction resulted in the recognition of $216,000 of additional goodwill. During 2005 Alabama National also acquired a commercial mortgage banking company. Alabama National issued 64,839 shares of common stock in exchange for the outstanding shares of the acquired company. The transaction resulted in the recognition of $3.5 million of goodwill and $1.0 million of other customer intangibles that are classified as other amortizing intangible assets.

3.	Goodwill and Other Acquired Intangible Assets

The changes in the carrying amounts of goodwill attributable to each of the following two operating segments of the Company for the years ended December 31, 2006 and 2005 are as follows (in thousands):

		Commercial
	Retail and	Mortgage
	Commercial	Banking
	Banking	Division
Balance, January 1, 2005	$141,703	$—
Acquired goodwill	216	3,450
Other goodwill adjustments	9	—

Balance, December 31, 2005	141,928	3,450
Acquired goodwill	166,205	—
Balance, December 31, 2006	$308,133	$3,450

Each segment was tested for impairment in accordance with SFAS No. 142 on December 31, 2006 and 2005. The fair value of the Retail and Commercial Banking unit and Commercial Mortgage Banking Division were estimated using the present value of future cash flows. The impairment tests indicated that no impairment charge was required at either test date.

Intangible assets as of December 31, 2006 and 2005 are detailed in the following table (in thousands):

	As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Core deposit intangibles	$30,524	$(14,633)	$15,891
Other customer intangibles	1,018	(326)	692

Total amortizing intangible assets	$31,542	$(14,959)	$16,583

	As of December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing intangible assets
Core deposit intangibles	$18,130	$(10,140)	$7,990
Other customer intangibles	1,018	(85)	933

Total amortizing intangible assets	$19,148	$(10,225)	$8,923

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The Company recognized $4,735,000, $3,054,000 and $2,829,000 of intangible amortization expense for the years ended December 31, 2006, 2005 and 2004, respectively. Based upon the recorded intangible assets as of December 31, 2006, aggregate amortization expense for the years ending December 31, 2007 through December 31, 2011 is estimated to be $5,165,000, $4,079,000, $3,086,000, $2,210,000 and $1,220,000, respectively.

Core deposit intangibles have a weighted-average amortization period of 3.2 years and other customer intangibles have a weighted-average amortization period of 3.4 years. The weighted-average amortization period for all amortizing intangible assets is 3.2 years.

4.	Securities

The amortized costs and estimated market values of investment securities (carried at amortized cost) and securities available for sale (carried at market value) are as follows (in thousands):

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Investment securities
U.S. treasury securities and obligations of U.S. government corporations and agencies	$24,227	$—	$595	$23,632
Obligations of states and political subdivisions	74,785	537	154	75,168
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	617,394	1,222	11,956	606,660

Totals	$716,406	$1,759	$12,705	$705,460

Securities available for sale
U.S. treasury securities and obligations of U.S. government corporations and agencies	$192,887	$112	$3,985	$189,014
Obligations of states and political subdivisions	57,805	765	261	58,309
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	264,795	260	7,145	257,910
Other securities	1,000	—	—	1,000
Equity securities	43,135	—	—	43,135

Totals	$559,622	$1,137	$11,391	$549,368

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Investment securities
U.S. treasury securities and obligations of U.S. government corporations and agencies	$24,217	$—	$753	$23,464
Obligations of states and political subdivisions	21,152	165	159	21,158
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	545,784	92	14,074	531,802

Totals	$591,153	$257	$14,986	$576,424

Securities available for sale
U.S. treasury securities and obligations of U.S. government corporations and agencies	$212,793	$—	$6,100	$206,693
Obligations of states and political subdivisions	36,234	651	389	36,496
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	277,706	191	7,970	269,927
Equity securities	32,261	—	43	32,218

Totals	$558,994	$842	$14,502	$545,334

Equity securities are comprised primarily of Federal Home Loan Bank of Atlanta and Federal Reserve Bank stock. These holdings are required under regulatory guidelines.

Maturities of securities at December 31, 2006 are summarized as follows (in thousands):

	Investment Securities		Available for Sale
	Amortized Cost	Market Value	Amortized Cost	Market Value
Due in one year or less	$—	$—	$12,964	$12,885
Due after one year through five years	25,769	25,171	181,822	178,049
Due after five years through ten years	9,636	9,762	28,973	29,220
Due after ten years	63,607	63,867	27,933	28,169
Mortgage-backed securities	617,394	606,660	264,795	257,910
Equity securities	—	—	43,135	43,135

Totals	$716,406	$705,460	$559,622	$549,368

Gross gains of $0, $72,000 and $0 were realized on the sale of securities during 2006, 2005 and 2004, respectively, and gross losses of $1,250,000, $0, and $0 were realized on the sale of securities during 2006, 2005 and 2004, respectively.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Information pertaining to securities with gross unrealized losses at December 31, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows (in thousands):

	Less Than Twelve Months		Over Twelve Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Investment securities
Debt securities:
U.S. treasury securities and obligations of U.S. government corporations and agencies	$—	$—	$24,227	$595	$24,227	$595
Obligations of states and political subdivisions	22,658	121	4,281	33	26,939	154
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	17,982	144	459,519	11,812	477,501	11,956

Total investment securities	$40,640	$265	$488,027	$12,440	$528,667	$12,705

	Less Than Twelve Months		Over Twelve Months		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Securities Available for Sale
Debt securities:
U.S. treasury securities and obligations of U.S. government corporations and agencies	$6,172	$142	$161,788	$3,843	$167,960	$3,985
Obligations of states and political subdivisions	5,726	38	10,178	223	15,904	261
Mortgage-backed securities issued or guaranteed by U.S. government corporations and agencies	19,374	151	217,754	6,994	237,128	7,145

Total debt securities	31,272	331	389,720	11,060	420,992	11,391
Equity securities	—	—	—	—	—	—

Total securities available for sale	$31,272	$331	$389,720	$11,060	$420,992	$11,391

Management evaluates securities for other-than-temporary impairment no less frequently than quarterly, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

(1) length of time and the extent to which fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As of December 31, 2006, 505 debt securities have been in a loss position for more than twelve months and 101 debt securities have been in a loss position for less than twelve months. The losses for all securities are considered to be a direct result of rising interest rates and the effect that rising rates has on the value of debt securities and not related to the credit worthiness of the issuers. Further, the Company has the current intent and ability to hold the securities to an expected recovery in market value. Therefore, the Company has not recognized any other-than-temporary impairments.

5.	Loans and Leases

Major classifications of loans and leases at December 31, 2006 and 2005 are summarized as follows (in thousands):

	2006	2005
Commercial, financial, and agricultural	$401,057	$287,014
Real estate
Construction	1,901,671	1,225,451
Mortgage—residential	1,166,847	1,092,514
Mortgage—commercial	1,517,744	1,100,794
Mortgage—other	20,129	9,828
Consumer	94,563	82,908
Lease financing receivables	87,018	62,423
Securities brokerage margin loans	18,642	17,928
Other	253,729	268,879

Gross loans and receivables	5,461,400	4,147,739
Less unearned income	(5,264)	(3,644)

Loans and leases, net of unearned income	5,456,136	4,144,095
Less allowance for loan and lease losses	(68,246)	(52,815)

Net loans and leases	$5,387,890	$4,091,280

In the normal course of business, loans are made to directors, officers, and their affiliates. Such loans are made on substantially the same terms as to other customers of the banks. The aggregate of such loans was $108,849,000 and $81,204,000 at December 31, 2006 and 2005, respectively. During 2006 and 2005, new loans of $85,828,000 and $59,851,000 were funded and reductions totaled $58,183,000 and $43,899,000, respectively.

Loans on which the accrual of interest has been discontinued or reduced amounted to approximately $10,921,000 and $6,446,000 at December 31, 2006 and 2005, respectively. If these loans had been current throughout their terms, gross interest income for the years ended December 31, 2006 and 2005 would have increased by approximately $518,000 and $453,000, respectively.

At December 31, 2006 and 2005, the recorded net investment in loans for which impairment has been recognized totaled $10,921,000 and $6,446,000, respectively. Management of the Company believes that

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

the fair value of these impaired loans is equal to or greater than the amount recorded on the Company’s books. The Company did not recognize any material interest income on impaired loans during the portion of the year that they were impaired. The impaired loans at December 31, 2006 and 2005 were measured for impairment primarily using the fair value of the collateral. The average investment in these loans for the years ended December 31, 2006 and 2005 amounted to $6,616,000 and $6,791,000, respectively.

All of the loans identified as being impaired have been specifically allocated a portion of the allowance for loan and lease losses. This specifically allocated portion of the allowance totaled $886,000 and $254,000 at December 31, 2006 and 2005, respectively.

The Company grants real estate, commercial, and consumer loans to customers primarily in Alabama, Georgia, and Florida. Although the Company has a diversified loan portfolio, significant concentrations include loans collateralized by improved and undeveloped commercial and residential real estate.

6.	Allowance for Loan and Lease Losses

A summary of the allowance for loan and lease losses for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

	2006	2005	2004
Balance, beginning of year	$52,815	$46,584	$36,562
Loans charged off	(2,322)	(2,918)	(4,583)
Recoveries	1,424	1,534	2,746

Net charge-offs	(898)	(1,384)	(1,837)
Provision charged to operations	5,393	7,615	4,949
Additions to allowance through acquisition	10,936	—	6,910

Balance, end of year	$68,246	$52,815	$46,584

7.	Property, Equipment, and Leasehold Improvements

Major classifications of property, equipment, and leasehold improvements at December 31, 2006 and 2005 are summarized as follows (in thousands):

	Estimated Useful Lives	2006	2005
Land		$38,860	$31,025
Buildings and improvements	5—40 years	82,102	65,979
Leasehold improvements	10—30 years	7,931	8,003
Furniture, equipment, and vault	3—30 years	68,931	58,006
Construction in progress		28,352	11,006

		226,176	174,019
Less accumulated depreciation and amortization		(71,175)	(60,070)

Property, equipment, and leasehold improvements, net		$155,001	$113,949

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

8.	Deposits

Deposits at December 31, 2006 and 2005 are summarized as follows (in thousands):

	2006	2005
Demand deposit accounts	$849,127	$729,045
NOW accounts	1,179,686	1,021,494
Savings and money market accounts	1,120,683	884,496
Time deposits less than $100,000	1,211,208	760,832
Time deposits of $100,000 or more	1,206,899	947,397

Total deposits	$5,567,603	$4,343,264

At December 31, 2006, the scheduled maturities of time deposits are as follows (in thousands):

2007	$1,972,993
2008	223,706
2009	69,218
2010	76,926
2011	74,370
Thereafter	894

Total	$2,418,107

Certain directors of the Company, including their families and affiliated companies, are deposit customers. Total deposits of these persons at December 31, 2006 and 2005 were approximately $44,212,000 and $39,406,000, respectively.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

9.	Short and Long-Term Borrowings

Federal funds purchased and securities sold under agreements to repurchase are summarized as follows (in thousands):

	2006	2005
Federal funds purchased	$417,472	$380,729
Securities sold under agreements to repurchase	209,825	164,608

Total federal funds purchased and securities sold under agreements to repurchase	$627,297	$545,337

Short-term borrowings are summarized as follows (in thousands):

	2006	2005
Note payable to third-party bank under secured master note agreement; rate varies with LIBOR and was 6.00% at December 31, 2006; collateralized by the Company’s stock in subsidiary banks. Matures on May 31, 2007.	$15,800	$—
FHLB open ended notes payable; rate varies daily based on the FHLB Daily Rate Credit interest price and was 5.50% and 4.44% at December 31, 2006 and 2005, respectively.	7,530	10,700
FHLB borrowings due at various maturities ranging from January 18, 2007 through December 14, 2007 at December 31, 2006; at December 31, 2005, maturities ranged from May 12, 2006 to July 13, 2006; bearing interest at fixed and variable rates ranging from 2.93% to 5.44% at December 31, 2006 and at December 31, 2005 included fixed interest rates ranging from 4.17% to 4.35%.	138,500	24,000

Total short-term borrowings	$161,830	$34,700

Long-term borrowings are summarized as follows (in thousands):

	2006	2005
FHLB borrowings due at various maturities ranging from January 29, 2008 through December 19, 2016 at December 31, 2006; at December 31, 2005, maturities ranged from March 26, 2008 to November 23, 2015; bearing interest at fixed rates ranging from 2.91% to 6.00% at December 31, 2006 and bearing interest at rates ranging from 2.05% to 6.00% at December 31, 2005; convertible to variable rate advances at the option of the FHLB at dates ranging from January 23, 2007 to December 21, 2009.	$283,978	$285,636
FHLB borrowings due at various maturities ranging from November 5, 2008 to April 6, 2011 at December 31, 2006; maturity was November 5, 2008 at December 31, 2005; rate varies quarterly with LIBOR and was 5.37% at December 31, 2006 and at December 31, 2005 rate was 4.29%.	55,000	30,000
Note payable to third-party bank under secured master note agreement; rate varies with LIBOR and was 6.15% at December 31, 2006; collateralized by the Company’s stock in subsidiary banks. Matures on March 31, 2009.	16,000	—
Junior subordinated debentures payable to unconsolidated trusts due at dates ranging from December 18, 2031 to March 29, 2035; rates vary quarterly with LIBOR and ranged from 7.31% to 9.25% at December 31, 2006; at December 31, 2005 rates ranged from 7.58% to 8.10%.	47,421	53,610

Total long-term borrowings	$402,399	$369,246

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Aggregate maturities of long-term borrowings are as follows for fiscal years (in thousands):

2007	$—
2008	33,000
2009	86,000
2010	18,000
2011	50,000
Thereafter	215,399

$402,399

The short-term note payable to a third-party bank at December 31, 2006 is payable in full on May 31, 2007. Maximum borrowing under the secured master note agreement is $20,000,000 and interest is payable quarterly. The long-term note payable to a third party bank is payable in full on March 31, 2009 and interest is payable quarterly. The notes are cross collateralized by the stock of a subsidiary bank.

At December 31, 2006, the Company has approximately $1.5 billion of unused available credit with the FHLB in addition to the approximately $485,008,000 above, approximately $4,200,000 of unused available credit with a regional financial institution, and federal funds lines of approximately $465,700,000 with various correspondent banks, of which approximately $376,700,000 remains available.

The Company has also pledged approximately $122,957,000 in loans to the Federal Reserve Bank of Atlanta as collateral for a discount window credit facility. At December 31, 2006, the Company had access to approximately $92,218,000 under this facility, with no outstanding borrowings.

The FHLB has a blanket lien on the Company’s 1-4 family mortgages, commercial real estate mortgages, home equity lines of credit, and certain multifamily mortgages. In addition to these liens, the Company has also pledged securities as collateral for the outstanding debt. These securities had a carrying value of $55,707,000 at December 31, 2006.

Additional details regarding short-term borrowings, federal funds purchased and repurchase agreements are shown below (in thousands):

	2006	2005	2004
Average amount outstanding during the year	$757,767	$583,046	$454,863
Maximum amount outstanding at any month end	$1,009,163	$681,962	$536,539
Weighted average interest rate:
During year	4.70%	3.11%	1.40%
End of year	4.89%	3.85%	2.17%

10.	Operating Leases

One of the Company’s subsidiary banks leases its main office building from a partnership, which is partially owned by certain directors and stockholders of the Company, under a noncancelable operating lease expiring in 2020. Rent expense under the terms of this related party lease was $1,587,000, $1,463,000 and $1,380,000, respectively, during 2006, 2005 and 2004. Additionally, several subsidiary banks lease branch offices and equipment under operating leases.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Minimum future rental payments for operating leases are as follows (in thousands):

Operating Leases
2007	$3,649
2008	3,415
2009	3,124
2010	2,827
2011	2,371
Thereafter	24,060

Total minimum payments	$39,446

Rent expense charged to operations under operating lease agreements for the years ended December 31, 2006, 2005, and 2004 was approximately $3,997,000, $3,334,000 and $2,903,000, respectively.

11.	Commitments and Contingencies

In the normal course of business, the Company makes commitments to meet the financing needs of its customers. These commitments include commitments to extend credit and standby letters of credit. These instruments include, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of financial condition. The Company’s exposure to credit risk is the extent of nonperformance by the counter party to the financial instrument for commitments to extend credit and standby letters of credit and is represented by the contractual amount of those instruments. The Company uses the same credit policies and procedures in making commitments and conditional obligations as it does for loans.

At December 31, 2006 and 2005, unused commitments under lines of credit aggregated approximately $1,740,355,000 and $1,275,894,000, of which approximately $68,148,000 and $43,293,000 pertained to related parties, respectively. The Company evaluates each customer’s creditworthiness on an individual basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, residential real estate and income-producing commercial properties.

The Company had approximately $78,627,000 and $53,458,000 in irrevocable standby letters of credit outstanding at December 31, 2006 and 2005, respectively, of which approximately $1,399,000 and $1,179,000 at December 31, 2006 and 2005, respectively, pertained to related parties. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The collateral varies but may include accounts receivable, inventory, property, plant, and equipment, and residential real estate for those commitments for which collateral is deemed necessary.

The Company, in the normal course of business, is subject to various pending and threatened litigation. Based on review and consultation with legal counsel, management does not anticipate that the ultimate liability, if any, resulting from such litigation will have a material adverse effect on the Company’s financial condition or results of operations.

The Company has received preliminary tax assessments for certain state taxes from a taxing authority for subsidiaries holding investments outside of the state. Based upon a review of the assessment and the

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

relevant tax laws and based on review and consultation with counsel, management does not anticipate that the ultimate liability, if any, resulting from such assessment will have a material adverse effect on the Company’s financial condition or results of operations.

12.	Employee Benefit Plans

The Company, through two of its subsidiary banks, sponsors two defined benefit pension plans. Each of these plans has been frozen with regard to future benefit accruals and participation by new employees. The Company adopted FAS 158 effective December 31, 2006. The adoption of this accounting standard required the Company to reflect the funded status of pension plans on the Consolidated Statements of Financial Condition. The following table shows the impact of adopting FAS 158 on the Consolidated Statements of Financial Condition of the Company.

	Before Adoption of FAS 158	Adoption Adjustments	After Adoption of FAS 158
Assets
Other assets	$91,336	$(734)	$90,602
Equity
Accumulated other comprehensive loss	$(6,629)	$(734)	$(7,363)

The components of net pension income for the years ended December 31, 2006, 2005, and 2004 are as follows (in thousands):

	2006	2005	2004
Service cost	$—	$—	$—
Interest cost	(371)	(363)	(367)
Expected return on plan assets	479	486	470
Recognized net actuarial loss	(80)	(32)	(33)

Net periodic pension benefit	28	91	70

Settlement loss	(13)	—	(53)

Pension income	$15	$91	$17

The estimated net loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit over the next fiscal year is $34,000.

The amounts recognized in accumulated other comprehensive income upon adoption of FAS 158 are as follows (in thousands):

2006
Net actuarial loss	$(1,187)
Tax benefit	453

Total recognized in accumulated other comprehensive income	$(734)

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The reconciliation of the beginning and ending balances of the projected benefit obligation and plan assets, as well as disclosure of the plans’ funded status for the years ended December 31, 2006 and 2005, is as follows (in thousands):

	2006	2005
Change in plan assets
Fair value of plan assets at January 1	$6,932	$7,013
Actual return on plan assets	694	199
Benefits paid	(208)	(280)
Benefits paid Settlements	(61)	—

Fair value of plan assets at December 31	$7,357	$6,932

Change in benefit obligation
Projected benefit obligation at January 1	$6,813	$6,330
Interest cost	370	363
Actuarial (gain) loss	(239)	400
Benefits paid	(208)	(280)
Settlements	(61)	—

Projected benefit obligation at December 31	$6,675	$6,813

Funded status
Plan assets in excess of projected benefit obligation	$682	$119
Unrecognized net loss	N/A	1,734

Accrued pension asset	$682	$1,853

The accumulated benefit obligation for the combined defined benefit pension plans is $6,675,000 and $6,813,000 at December 31, 2006 and 2005, respectively.

Assumptions

Primary assumptions used to actuarially determine benefit obligations and net pension expense are as follows:

	Benefit Obligation
	2006	2005	2004
Discount rate	5.75%	5.50%	5.75%
Salary rate increase	N/A	N/A	N/A

	Net Pension Income (Expense)
	2006	2005	2004
Discount rate	5.50%	5.75%	6.00%
Expected long-term return on plan assets	7.00%	7.00%	7.00%
Salary rate increase	N/A	N/A	N/A

The discount rate has been determined by matching the expected benefit payment stream against the Citigroup Pension Discount Curve, which produced a result comparable with using the Moody’s Aa-rated Corporate Bond rate as the benchmark.

The expected long-term return on plan assets assumption has been derived by applying the weighted-average target allocation to the expected return by asset category, shown in the table below. Overall, the expected return assumptions for each asset class utilized is generally based on expectation of future returns.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Plan Assets

The consolidated pension plan weighted-average asset allocations at December 31, 2006 and 2005, by asset category are as follows:

	Plan Assets at December 31,		Target Allocation	Expected Return By Category
	2006	2005
Asset Category
Equity securities	78.7%	72.8%	51.3%	9.0%
Debt securities	17.2%	21.6%	46.7%	5.0%
Cash equivalents	4.1%	5.6%	2.0%	2.0%

Total/weighted average expected return	100%	100%	100%	7.00%

The target asset allocation shown above represents the weighted-average target allocation of total plan assets. Each plan’s stated investment policy allows for a range of percentages within each asset class that generally is 10% above and below the target. At December 31, 2006 and 2005, the plans were out of policy due to an increase in value of the equity securities and a decline in market value of debt securities. The plan trustee monitors the asset allocation relative to the target and determines whether to rebalance the portfolio immediately or allow the asset allocation to remain different from the target. The stated investment goals are to generate a return in excess of 7.0% (the current long-term return assumption), to meet or exceed the rate of return of similarly balanced market indexes and to provide an appropriate amount of liquidity to meet distribution requirements of current and future retirees. The risk management practices employed by the plans’ investment policies include diversification criteria, requirements that fixed income investments be of investment quality, an annual assessment of investment managers, analysis of fund performance against benchmarks and substantiation that investment results are consistent with stated objectives, goals and guidelines. Finally, there are several categories of investments that are not eligible for investment without specific approval. These include: short sales, margin purchases, private placements, commodities, security loans, unregistered or restricted stock, warrants, real estate mortgages, real estate equity, options and futures.

Equity securities include Alabama National BanCorporation common stock in the amounts of $1.34 million (18.2% of total plan assets) and $1.26 million (18.2% of total plan assets) at December 31, 2006 and 2005, respectively.

The Company does not anticipate making a contribution to its pension plans during 2007.

Estimated Future Benefit Payments

The following benefit payments are expected to be paid (in thousands):

2007	$177
2008	$184
2009	$204
2010	$235
2011	$242
Years 2012-2016	$1,926

The Company has a qualified employee benefit plan under Section 401(k) of the Internal Revenue Code covering substantially all employees. Employees can contribute up to 90% of their salary to the plan on a

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

pre-tax basis and the Company matches 100% of participants’ contributions up to the first 6.0% of each participant’s salary. The Company’s matching contribution charged to operations related to this plan was approximately $3,369,000, $2,558,000 and $2,566,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company and several of its subsidiary banks own life insurance policies to provide for the payment of death benefits related to existing deferred compensation and supplemental income plans maintained for the benefit of the Company’s former chief executive officer who retired from the company in 1996 and certain presidents, employees and directors of the Company or its subsidiary banks. The total cash surrender value of such policies at December 31, 2006 and 2005 was $20,813,000 and $20,117,000, respectively. The total liability of the deferred compensation plans at December 31, 2006 and 2005 totaled $4,582,000 and $4,465,000, respectively. The Company recorded expense of $386,000, $353,000 and $304,000 for the years ended December 31, 2006, 2005, and 2004, respectively, for these plans.

One of the Company’s subsidiary banks has a deferred compensation plan whereby non-employee directors may elect to have all or a portion of their compensation deferred in cash. Compensation eligible for deferral under the plan was $22,000, $22,000 and $21,000 in 2006, 2005 and 2004, respectively. At December 31, 2006 and 2005, amounts payable under the plan totaled $218,000 and $196,000, respectively.

13.	Share Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004) (SFAS No. 123R), Share Based Payment. Alabama National has used a fair value-based method of accounting for share based compensation costs under SFAS No. 123. Accordingly, the adoption of SFAS No.123R on January 1, 2006, did not have a significant impact on Alabama National’s financial condition or results of operations. The primary changes are related to disclosures and the treatment of estimated forfeitures of share based payments.

With the adoption of SFAS No. 123R, Alabama National recorded an increase in net earnings based on SFAS No. 123R’s requirement to apply an estimated forfeiture rate to unvested awards. Previously, Alabama National recorded forfeitures as incurred. As of January 1, 2006, the impact of adoption decreased salary expense $73,000.

The primary types of share based compensation consist of the performance shares issued pursuant to the Performance Share Plan (“the PSP”) and stock options issued pursuant to the 1999 Long Term Incentive Plan (“the LTI Plan”).

Stock Options

During 1999, Alabama National adopted the LTI Plan which provides for the award of incentive and non-qualified stock options, stock appreciation rights, restricted stock and performance awards eligible to employees of the Company. The total number of shares reserved for distribution under the plan is 300,000 shares. On January 1, 2000, Alabama National granted 160,500 non-qualified stock options, which vested over a sixty month period. As of December 31, 2004, these options were fully vested. During 2006, 2005 and 2004, the Company did not grant any stock options. Total compensation expense recorded for the stock option plans was $0, $0 and $126,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

At December 31, 2006, 158,000 shares remain available for distribution under the LTI Plan. Alabama National has not issued any additional share based compensation under the LTI Plan.

In addition to the stock options Alabama National issued in 2000, the Company has assumed various stock option plans of acquired companies. All of the stock options under these assumed plans became fully vested at the time of the acquisition. No additional stock options may be awarded under any of the assumed plans.

A summary of the status of the Company’s stock options as of December 31, 2006 is presented below:

	2006
	Shares	Weighted Average Exercise Price
Outstanding, January 1	200,182	$21.39
Expired	(7,037)	21.62
Assumed in business combinations	69,127	14.79
Exercised	(71,994)	17.55

Outstanding, December 31	190,278	$20.44

Options exercisable, December 31	190,278	$20.44

Aggregate intrinsic value		$9,188,728

Aggregate intrinsic value of options exercised		$3,631,000

The following table summarizes information about stock options outstanding at December 31, 2006:

	Options Outstanding
Exercise Price	Number Outstanding	Remaining Contractual Life	Options Exercisable
$9.49	4,748	May 2010	4,748
$12.91	11,594	July 2012	11,594
$15.10	9,895	November 2009	9,895
$15.60	2,184	September 2009	2,184
$16.61	132	March 2012	132
$17.31	30,935	July 2014	30,935
$17.78	1,649	December 2009	1,649
$18.12	10,597	September 2012	10,597
$18.88	68,900	December 2010	68,900
$20.76	7,010	December 2010	7,010
$24.60	8,513	February 2012	8,513
$26.32	1,368	January 2015	1,368
$27.05	10,349	April 2012	10,349
$34.79	20,052	January 2013	20,052
$35.08	2,352	August 2013	2,352

	190,278		190,278

At December 31, 2006, the average weighted life of outstanding stock options was 5.1 years.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Performance Shares

Alabama National sponsors the PSP to offer long-term incentives in addition to current compensation to certain employees of the Company. The PSP is governed by Alabama National’s Compensation Committee, which may prescribe different criteria for different participants in the PSP. Such criteria may be expressed in terms of (i) the growth in net income per share during the award period, (ii) return on average equity in comparison with other banks and bank holding companies during the award period, (iii) growth in stockholders’ equity per share or tangible stockholders’ equity per share, or (iv) other reasonable bases. The vesting period is generally four years. Under the PSP 800,000 shares of common stock have been reserved for issuance and at December 31, 2006, approximately 634,806 shares are available to be issued.

The fair value of grants under the PSP is based on the market value of the Company’s stock on the grant-date and the total number of shares expected to be issued. The following table presents a summary of the status of nonvested performance share grants and changes during the year ended December 31, 2006:

	Shares	Weighted Average Grant-Date Fair Value
Nonvested shares at December 31, 2005	144,836	$50.86
Granted	37,470	64.76
Awarded	(23,855)	33.33
Forfeited	(2,100)	54.73
Performance adjustment	(24,228)	49.14

Nonvested shares at December 31, 2006	132,123	$58.22

The number of shares presented in the table above is based on the expected share payout using current performance measurements. The actual share payout may differ from the amount presented above. As of December 31, 2006, there was approximately $3.7 million of unrecognized compensation cost related to nonvested PSP awards. That cost is expected to be recognized over a weighted average period of 2.1 years. Compensation expense related to the PSP for years ended December 31, 2006, 2005 and 2004 was $956,000, $1,714,000 and $1,235,000, respectively. Tax benefits related to PSP compensation totaled $363,000, $651,000 and $469,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

In accordance with the terms of the PSP, a base grant of 31,705, 33,050 and 41,300 shares (net of forfeitures) was made in each of the years ended December 31, 2006, 2005 and 2004, respectively. The market value per share was $64.76, $64.74 and $52.31 at each grant date for the years ended December 31, 2006, 2005 and 2004, respectively. During the years ended December 31, 2006, 2005, and 2004, 23,855, 29,030 and 25,906 shares, respectively, were awarded to participants. At December 31, 2006, outstanding awards of expected and maximum payouts were 132,123 and 175,588 shares, respectively. During 2006 PSP shares with a fair market value of $1,616,000 were awarded to plan participants.

The Company continuously updates its estimate of the total number of shares that will be issued related to each PSP grant based on the Company’s actual performance compared to the performance metrics of the PSP. As a result of this evaluation, the Company reduced the expected shares to be awarded by 24,228 shares during the year ended December 31, 2006.

Alabama National recognized an excess windfall tax benefit of $2,481,000 and $362,000 related to the payment of stock-based compensation during years ended December 31, 2006 and 2005, respectively.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Alabama National received $518,000 and $805,000 during the years ended 2006 and 2005, respectively, for the exercise of stock options.

Other Share-based Awards

Additionally, the Company and three of its subsidiary banks maintain deferral of compensation plans for certain directors who are not employees of the Company or its subsidiary banks. Under the plans, non-employee directors may choose to have all or part of the cash and/or stock equivalents they would normally receive as director fee compensation deferred for future payment, at such time and in such manner that the directors specify at the time of the election, so long as any pay out period does not exceed ten years. The cash portion of the deferral of compensation account earns interest at a rate which approximates the Company’s short-term borrowing rate. As of December 31, 2006 and 2005, there were no deferred cash payments under directors deferral of compensation plans. Dividends earned on stock equivalent portions are credited to the deferral of compensation account in the form of additional stock equivalents. At December 31, 2006 and 2005, the amount deferred under the terms of these plans totaled $3,283,000 and $2,953,000, respectively. For the years ending December 31, 2006, 2005 and 2004, approximately $411,000, $375,000 and $333,000, respectively, was expensed under these plans.

During 2000, the Company adopted a separate Performance Share Plan to provide long-term incentives to non-employee directors of a subsidiary bank (the 2000 Subsidiary PSP) and made a base grant of 20,000 shares, with a market value per share of $19.22 to vest over a sixty-four month period. The actual number of shares distributed during fiscal 2006 was 25,000 shares. Since the shares were fully vested as of December 31, 2005, no expense was recorded during 2006. Expense recorded for the 2000 Subsidiary PSP was $90,000 for each of the years ended December 31, 2005 and 2004.

14.	Income Taxes

The components of the provision for income taxes consist of the following for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006	2005	2004
Current
Federal	$42,937	$37,250	$24,979
State	4,018	3,501	2,319

Total current expense	46,955	40,751	27,298
Deferred
Federal	(4,482)	(5,301)	679
State	(653)	(726)	116

Total deferred (benefit) expense	(5,135)	(6,027)	795

Total provision for income taxes from continuing operations	41,820	34,724	28,093
Provision for income taxes from discontinued operations	175	78	29

Total provision for income taxes	$41,995	$34,802	$28,122

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

Temporary differences and carryforwards which give rise to a significant portion of the Company’s deferred tax assets and liabilities as of December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005
Deferred tax assets
Allowance for loan and lease losses	$25,249	$20,456
Net operating loss	968	1,266
Deferred compensation	5,014	4,034
Net unrealized losses on securities	3,637	4,835
Loan fees	3,275	2,147
Other	1,907	1,392

Total deferred tax assets	40,050	34,130
Deferred tax liabilities:
Depreciation	5,129	5,928
Leasing	11,186	13,302
Intangibles and purchase accounting adjustments	2,510	1,601
Other	1,357	1,318

Total deferred tax liabilities	20,182	22,149

Net deferred tax (liabilities) assets	$19,868	$11,981

The Company did not establish a valuation allowance related to the net deferred tax asset recorded at December 31, 2006 and 2005 due to taxes paid within the carryback period being sufficient to offset future deductions resulting from the reversal of these temporary differences.

The provision for income taxes from continuing operations differs from the amount which would be provided by applying the statutory federal income tax rate of 35% to pretax earnings from continuing operations as illustrated below for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	2006	2005	2004

Provision for income taxes from continuing operations at statutory federal income tax rate	$42,474	$35,446	$28,943
Increase (decrease) resulting from
State income taxes, net of federal income tax benefit	2,185	1,802	1,581
Tax exempt income	(2,849)	(2,094)	(1,951)
Income tax credits	(691)	(861)	(861)
Other, net	701	431	381

Provision for income taxes from continuing operations	$41,820	$34,724	$28,093

For federal income tax purposes, one of the Company’s subsidiaries has a net operating loss carryforward totaling $2,779,000 and $3,655,000 at December 31, 2006 and 2005, respectively, which will expire beginning in 2018.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

15.	Noninterest Expense

The following table sets forth, for the years ended December 31, 2006, 2005 and 2004, the principal components of noninterest expense (in thousands):

	2006	2005	2004
Salaries and employee benefits	$93,999	$82,808	$72,451
Commission based compensation	17,961	15,458	17,500
Occupancy and equipment expense, net	20,311	17,422	15,333
Amortization of identifiable intangibles	4,735	3,054	2,829
Travel and entertainment	2,814	2,283	1,894
Advertising	3,843	3,296	2,424
Banking assessments and charges	2,615	2,429	2,183
Data processing expenses	3,332	2,751	2,615
Legal and professional fees	4,456	5,249	5,182
Noncredit losses	287	795	834
Postage and courier services	3,363	3,046	2,883
Supplies and printing	3,273	2,886	2,780
Telephone	2,534	2,311	2,092
Electronic banking expenses	4,560	3,571	2,961
Software expense	2,630	2,265	1,952
Commercial insurance	1,333	976	1,116
Directors fees	1,392	1,176	1,083
Business licenses and other taxes	1,002	913	1,003
Other	7,127	6,432	5,565

Total noninterest expense	$181,567	$159,121	$144,680

16.	Earnings Per Share from Continuing Operations

The following table reflects the reconciliation of the basic EPS computation to the diluted EPS computation (in thousands, except per share data):

	Year Ended December 31
	2006	2005	2004
Basic Earnings Per Share From Continuing Operations
Income from continuing operations	$79,534	$66,551	$54,602
Weighted average basic common shares outstanding	18,942	17,216	15,848

Basic Earnings Per Share From Continuing Operations	$4.20	$3.87	$3.45

Diluted Earnings Per Share From Continuing Operations
Income from continuing operations	$79,534	$66,551	$54,602
Weighted average common shares outstanding	18,942	17,216	15,848
Effect of dilutive securities	205	229	252

Weighted average diluted common shares outstanding	19,147	17,445	16,100

Diluted Earnings Per Share From Continuing Operations	$4.15	$3.81	$3.39

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

17.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash, Due From Banks, Interest-Bearing Cash Balances, and Federal Funds Sold

Due to the short-term nature of these assets, the carrying amount is a reasonable estimate of fair value.

Investment, Available for Sale, and Trading Securities

Fair value is based on quoted market prices or dealer quotes.

Loans

The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits

The amount payable on demand at the reporting date is a reasonable estimate of fair value due to the short-term nature of demand deposit, savings accounts, and certain money market deposit liabilities. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased and Short-Term Borrowings

The carrying amount is a reasonable estimate of fair value.

Long-Term Debt

The fair value of the Company’s fixed rate borrowings are estimated using discounted cash flows, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of the Company’s variable rate borrowings approximates their fair values.

The estimated fair values of financial instruments at December 31, 2006 and 2005 are as follows (in thousands):

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$200,153	$200,153	$188,768	$188,768
Interest-bearing deposits in other banks	$16,350	$16,350	$19,428	$19,428
Federal funds sold and securities purchased under agreements to resell	$89,865	$89,865	$70,472	$70,472
Investment securities and securities available for sale	$1,265,774	$1,254,828	$1,136,487	$1,121,758
Trading securities	$532	$532	$402	$402
Loans	$5,483,788	$5,444,773	$4,159,035	$4,089,655
Financial liabilities
Deposits	$5,567,603	$5,564,147	$4,343,264	$4,330,309
Federal funds purchased; securities sold under agreements to resell; and treasury, tax, and loan account	$627,297	$627,297	$545,337	$545,337
Short-term borrowings	$161,830	$161,830	$34,700	$34,700
Long-term debt	$402,399	$403,728	$369,246	$368,495

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

18.	Parent Company

The condensed financial information of the parent company only as of December 31, 2006 and 2005, and for the years ended December 31, 2006, 2005 and 2004 is presented as follows (in thousands):

	2006	2005
Balance Sheets
Assets
Cash*	$2,682	$7,807
Securities available for sale	527	289
Investments in subsidiaries*	643,571	514,319
Goodwill	264,088	97,883
Other intangible assets	229	291
Other assets	26,417	14,582

Total assets	$937,514	$635,171

Liabilities and stockholders’ equity
Accounts payable	$4,238	$9,534
Accrued interest payable	432	148
Short-term borrowings	15,800	—
Long-term debt	63,421	53,610

Total liabilities	83,891	63,292
Stockholders’ equity
Common stock	20,562	17,124
Additional paid-in capital	573,756	347,434
Retained earnings	266,668	216,144
Accumulated other comprehensive income, net of taxes	(7,363)	(8,823)

Total stockholders’ equity	853,623	571,879

Total liabilities and stockholders’ equity	$937,514	$635,171

*	Eliminated in consolidation

	2006	2005	2004
Statements of Income
Income
Dividends from subsidiaries*	$53,250	$29,122	$19,430
Other	156	131	83

Total income	53,406	29,253	19,513

Expenses
Interest expense	6,270	3,759	2,774
Other expenses	6,368	9,372	6,732

Total expenses	12,638	13,131	9,506

Income before equity in undistributed earnings of subsidiaries and taxes	40,768	16,122	10,007
Equity in undistributed earnings of subsidiaries*	34,680	45,862	41,254

Income before income taxes	75,448	61,984	51,261
Income tax benefit	(4,368)	(4,689)	(3,383)

Net income	$79,816	$66,673	$54,644

*	Eliminated in consolidation

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

	2006	2005	2004
Statements of Cash Flows
Cash flows from operating activities:
Net income	$79,816	$66,673	$54,644
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation expense	490	454	448
Equity in undistributed earnings of subsidiaries	(34,680)	(45,862)	(41,254)
Deferred tax benefit	(89)	(88)	(210)
Stock based compensation	1,428	2,229	1,784
Increase (decrease) in other assets and liabilities	(12,939)	2,399	213

Net cash provided by operating activities	34,026	25,805	15,625

Cash flows from investing activities
Additional investment in subsidiaries	(14,250)	(1,000)	(40,800)
Decrease in loans	—	(325)	—
Net cash paid in business combinations	(16,349)	—	(1,219)
Purchases of fixed assets	(33)	—	(2,388)
Other	(238)	(200)	—

Net cash used in investing activities	(30,870)	(1,525)	(44,407)

Cash flows from financing activities:
Dividends paid on common stock	(28,126)	(23,038)	(20,235)
Net (decrease) increase in borrowings	16,336	(500)	(1,150)
Net proceeds from underwritten public offering, net	—	—	49,673
Excess tax benefits from share-based compensation	2,481	—	—
Other	1,028	101	2,438

Net cash used in financing activities	(8,281)	(23,437)	30,726

Net increase (decrease) in cash	(5,125)	843	1,944
Cash, beginning of year	7,807	6,964	5,020

Cash, end of year	$2,682	$7,807	$6,964

*	Eliminated in consolidation

19.	Regulatory

The subsidiary banks are required by law to maintain reserves in cash or deposits with the Federal Reserve Bank or other banks. At December 31, 2006, the required reserves totaled $23,184,000.

At December 31, 2006 and 2005, securities with carrying values of $500,476,000 and $440,853,000, respectively, were pledged to secure U.S. government deposits and other public funds for purposes as required or permitted by law.

The Company has a policy of collecting amounts from its subsidiaries sufficient to cover expenses of the Company and to service Company debt. Such amounts have been received in the form of dividends declared by the subsidiaries. Payment of dividends is subject to the financial condition of the subsidiaries and the Company’s judgment as to the desirability of utilizing alternative sources of funds. The payment of

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

dividends by the subsidiary banks is also subject to various regulatory requirements. At December 31, 2006, $112,855,000 of the retained earnings of the subsidiary banks are available for payment of dividends to the Company under the various regulatory requirements, without special approval from the applicable regulators.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial condition and operations. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total qualifying capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Reserve Bank categorized the Company’s subsidiary banks as well capitalized under the regulatory framework for prompt corrective action, except for Peachtree Bank which is categorized as adequately capitalized at December 31, 2006. To be categorized as well capitalized the subsidiary banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed an institution’s category, except for the Company has injected capital in Peachtree Bank during February 2007 to make Peachtree Bank well capitalized.

At December 31, 2006, the regulatory capital ratios of the Company’s subsidiary banks, except for Peachtree Bank, exceeded the minimum ratios required for well-capitalized banks as defined by federal banking regulators. To be categorized as well-capitalized, the Company’s subsidiary banks must maintain minimum Total Qualifying Capital, Tier I Capital and leverage ratios of at least 10%, 6% and 5%, respectively.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The actual capital amounts and ratios of the Company, First American Bank and Indian River National Bank (the Company’s two most significant subsidiaries) at December 31, 2006 and 2005 are presented in the table below (dollars in thousands):

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Total qualifying capital (to risk-weighted assets)
Alabama National BanCorporation	$644,373	10.98%	$469,489	8.00%
First American Bank	$256,202	11.21%	$182,838	8.00%	$228,548	10.00%
Indian River National Bank	$63,976	11.72%	$43,670	8.00%	$54,587	10.00%

Tier I capital (to risk-weighted assets)
Alabama National BanCorporation	$576,127	9.82%	$234,675	4.00%
First American Bank	$230,255	10.07%	$91,462	4.00%	$137,193	6.00%
Indian River National Bank	$57,860	10.60%	$21,834	4.00%	$32,751	6.00%

Tier I capital (to average assets)
Alabama National BanCorporation	$576,127	7.95%	$289,875	4.00%
First American Bank	$230,255	7.84%	$117,477	4.00%	$146,846	5.00%
Indian River National Bank	$57,860	7.36%	$31,446	4.00%	$39,307	5.00%

As of December 31, 2005:
Total qualifying capital (to risk-weighted assets)
Alabama National BanCorporation	$528,352	12.10%	$349,324	8.00%
First American Bank	$248,195	11.88%	$167,135	8.00%	$208,918	10.00%
Indian River National Bank	$65,281	13.10%	$39,866	8.00%	$49,833	10.00%

Tier I capital (to risk-weighted assets)
Alabama National BanCorporation	$475,535	10.89%	$174,336	4.00%
First American Bank	$223,248	10.69%	$83,535	4.00%	$125,303	6.00%
Indian River National Bank	$59,587	11.96%	$19,929	4.00%	$29,893	6.00%

Tier I capital (to average assets)
Alabama National BanCorporation	$475,535	8.29%	$229,450	4.00%
First American Bank	$223,248	8.15%	$109,570	4.00%	$136,962	5.00%
Indian River National Bank	$59,587	7.98%	$29,868	4.00%	$37,335	5.00%

20.	Segment Reporting

In addition to traditional commercial and consumer retail banking products, the Company offers residential mortgage lending services, commercial mortgage banking services, investment services and wealth management services to its customers. The wealth management division includes a full service broker-dealer operation and also manages the assets and provides custodial, investment management, and trust services for both institutional and individual customers located primarily in the Birmingham, Alabama market. The residential mortgage lending division makes home loans to individuals

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

throughout the markets served by the Company. The majority of the loans made are sold to corporate investors, who also service the loans. The commercial mortgage banking division acts as a broker to arrange permanent long-term financing for primarily real estate transactions. In addition to the broker fee earned, the division also services many of the loans and earns servicing fee revenue. The investment services division sells fixed income securities and provides trading services to both individual and corporate customers. These four divisions, along with the commercial and retail banking division, are considered the Company’s reportable segments for financial disclosure purposes.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies except that certain overhead expenses are not allocated among the segments. Additionally, the fixed assets utilized by the various divisions are not separately identified by management. Accordingly, the results of operations for the residential mortgage lending, commercial mortgage banking, investment services and wealth management are not indicative of the results which would be achieved if each of the segments were a separate company. Intersegment transactions are accounted for at fair market value.

The development and application of these methodologies is a dynamic process. In addition, unlike financial accounting, there is no authoritative literature for management accounting similar to generally accepted accounting principles. Consequently, reported results are not necessarily comparable with those presented by other financial institutions.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

The Company’s reportable segments represent the distinct major product lines the Company offers and are viewed separately for strategic planning purposes by management. The following table is a reconciliation of the reportable segment revenues, expenses, and profit to the Company’s consolidated totals (in thousands):

			Retail	Commercial
	Investment	Wealth	Mortgage	Mortgage	Retail and
	Services	Management	Lending	Banking	Commercial	Corporate	Elimination
	Division	Division	Division(2)	Division(3)	Banking	Overhead(1)	Entries	Total (4)
Year ended December 31, 2006:
Interest income	$—	$1,861	$1,384	$—	$431,005	$(115)	$(468)	$433,667
Interest expense	—	468	930	—	192,474	6,155	(468)	199,559

Net interest income	—	1,393	454	—	238,531	(6,270)	—	234,108
Provision for loan and lease losses					5,393			5,393
Noninterest income	4,291	21,989	11,834	2,281	33,655	156		74,206
Noninterest expense	4,987	21,428	10,053	1,618	136,491	6,990		181,567

Net income from continuing operations before tax	$(696)	$1,954	$2,235	$663	$130,302	$(13,104)	$—	$121,354

Total assets	$2,101	$36,332	$28,606	$4,221	$7,578,013	$17,518	$—	$7,666,791

Year ended December 31, 2005:
Interest income	$—	$1,486	$1,238	$—	$306,894	$(115)	$(243)	$309,260
Interest expense	—	242	550		105,220	3,644	(243)	109,413

Net interest income	—	1,244	688	—	201,674	(3,759)	—	199,847
Provision for loan and lease losses	—				7,615	—	—	7,615
Noninterest income	4,210	19,220	13,673	525	30,405	131	—	68,164
Noninterest expense	4,852	17,946	9,720	332	116,899	9,372	—	159,121

Net income from continuing operations before tax	$(642)	$2,518	$4,641	$193	$107,565	$(13,000)	$—	$101,275

Total assets	$7,310	$41,006	$16,517	$6,760	$5,844,306	$11,540	$—	$5,927,439

Year ended December 31, 2004:
Interest income	$—	$1,109	$1,053	$—	$227,245	$(115)	$(106)	$229,186
Interest expense	—	105	294		62,982	2,659	(106)	65,934

Net interest income	—	1,004	759		164,263	(2,774)	—	163,252
Provision for loan and lease losses					4,949			4,949
Noninterest income	11,652	16,863	12,398		28,076	83	—	69,072
Noninterest expense	8,998	15,907	8,858		104,185	6,732	—	144,680

Net income from continuing operations before tax	$2,654	$1,960	$4,299	$—	$83,205	$(9,423)	$—	$82,695

Total assets	$2,986	$28,786	$22,783	$—	$5,246,124	$11,557	$—	$5,312,236

(1)	Corporate overhead is comprised primarily of compensation and benefits for certain members of management, merger related costs, interest on parent company debt, amortization of intangibles and other expenses.
(2)	Mortgage lending includes allocated intercompany income totaling $844,000, $1,151,000 and $832,000 at December 31, 2006, 2005, and 2004, respectively.
(3)	The Company acquired the commercial mortgage banking division in September 2005.
(4)	Does not include the assets classified as assets to be disposed of on the Consolidated Statements of Financial Condition as of December 31, 2006, 2005 and 2004.

Alabama National BanCorporation and Subsidiaries

Notes to Consolidated Financial Statements—(Continued)

December 31, 2006, 2005 and 2004

21.	Related Party Transactions

In addition to the previously disclosed related party transactions (Notes 5, 8, 10 and 11), the Company received trust and money management fees from related parties of approximately $1,341,000 in 2006, $479,000 in 2005, and $457,000 in 2004.

22.	Treasury Stock Repurchase Plan

The active stock repurchase plan for 2005 expired on December 31, 2005 and was not renewed by the Board of Directors during 2006. During the years ended December 31, 2005 and 2004, the Board of Directors of the Company authorized the repurchase of up to 300,000 shares of its common stock. The Company did not purchase any shares during the years ended December 31, 2005 and 2004.

23.	Discontinued Operations

During the first quarter of 2007, Alabama National entered into a letter agreement for the sale of its insurance agency subsidiary, ANB Insurance Services, Inc. to an unrelated third party. The board of directors and management of Alabama National concluded that the terms of the sale were fair and in the Company’s best interests and that the sale would enable the Company to redeploy capital and resources to other financial services offered by Alabama National. On April 11, 2007, Alabama National announced the signing of a definitive agreement for the sale of substantially all of the assets of ANB Insurance Services, Inc. to the unrelated third party. The sale transaction closed on May 1, 2007 and Alabama National recorded a pre-tax gain of $1.5 million related to the sale. Accordingly, the results of operations of the insurance services division for the years ended December 31, 2006, 2005 and 2004 have been reported separately as a discontinued operation. The assets and liabilities associated with ANB Insurance Services, Inc. have been segregated from continuing operations and presented as assets and liabilities to be disposed of in the consolidated statements of financial condition as of December 31, 2006 and 2005. Assets and liabilities of the discontinued operations as of December 31, 2006 and 2005 were as follows (in thousands):

	December 31,	December 31,
	2006	2005
Cash and due from banks	$56	$488
Property, equipment and leasehold improvements, net	175	210
Goodwill	2,693	2,693
Other intangible assets, net	259	435
Other assets	366	349

Total assets to be disposed of	$3,549	$4,175

Accrued expenses and other liabilities to be disposed of	$1,019	$1,027

The following table details the revenues and expenses of the discontinued operation for the periods indicated (in thousands):

	December 31,
	2006	2005	2004
Insurance commissions revenue and other income	$4,084	$3,559	$3,713

Salaries & employee benefits	(2,718)	(2,594)	(2,532)
Occupancy & equipment	(345)	(231)	(155)
Amortization of intangibles	(176)	(135)	(205)
Other	(388)	(399)	(750)

Net income before taxes	$457	$200	$71